Exhibit 5.1




                                  June 20, 2006


John Deere Receivables, Inc.
First Interstate Bank Building
1 East First Street
Reno, Nevada  89501

John Deere Capital Corporation
First Interstate Bank Building
1 East First Street
Reno, Nevada  89501

John Deere Owner Trust 2006
c/o U.S. Bank Trust National Association
209 South LaSalle Street, Suite 300
Chicago, IL 60604


                           John Deere Owner Trust 2006
                      Class A-1 5.36417% Asset Backed Notes
                       Class A-2 5.41% Asset Backed Notes
                       Class A-3 5.38% Asset Backed Notes
                       Class A-4 5.39% Asset Backed Notes
                            Asset Backed Certificates
                            -------------------------

Ladies and Gentlemen:

         We have acted as special counsel for John Deere Receivables, Inc., a Nevada corporation ("JDRI"), John Deere Owner Trust 2006, a Delaware statutory trust (the "Trust" and, together with JDRI being referred to herein collectively as the "Relevant Parties"), and John Deere Capital Corporation, a Delaware corporation ("JDCC"), in connection with (x) the issuance and sale of (i) $183,500,000 aggregate principal amount of the Trust's Class A-1 5.36417% Asset Backed Notes (the "Class A-1 Notes"), (ii) $123,000,000 aggregate principal amount of the Trust's Class A-2 5.41% Asset Backed Notes (the "Class A-2 Notes"), (iii)

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$272,000,000 aggregate principal amount of the Trust's Class A-3 5.38% Asset
Backed Notes (the "Class A-3 Notes") and (iv) $211,970,000 aggregate principal amount of the Trust's Class A-4 5.39% Asset Backed Notes ( the "Class A-4 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes and the Class A-3 Notes, the "Notes") pursuant to the Underwriting Agreement dated June 13, 2006 (the "Underwriting Agreement") among JDRI, JDCC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., J.P. Morgan Securities Inc. and RBC Capital Markets Corporation (collectively, the "Underwriters") and (y) the issuance of $12,040,248 aggregate principal amount of the Trust's Asset Backed Certificates (the "Certificates" and, together with the Notes, the "Securities"). The Notes are to be issued under an Indenture dated as of June 15, 2006 (the "Indenture") between the Trust and The Bank of New York (the "Indenture Trustee") and the Certificates are to be issued under a Trust Agreement dated as of June 15, 2006 (the "Trust Agreement") between JDRI and U.S. Bank Trust National Association (the "Owner Trustee"). This opinion is furnished to you pursuant to Section 5(b)(1) of the Underwriting Agreement. Unless otherwise provided herein, terms defined in the Underwriting Agreement are used herein as therein defined; and terms defined in Articles 1, 8 and 9 of the Uniform Commercial Code as currently in effect in the State of New York (the "New York UCC") are used herein as therein defined.

         In that connection, we have reviewed originals or copies of the following documents:

         (a)    The Underwriting Agreement;

         (b)    The Indenture;

         (c)    Executed copies of the Notes;

         (d)    Executed copies of the Certificates;

         (e)    The Trust Agreement;

         (f)    The Purchase Agreement;

         (g)    The Sale and Servicing Agreement; and

         (h)    The Administration Agreement.

         The documents described in the foregoing clauses (a) through (h) are collectively referred to herein as the "Opinion Documents".

         We have also reviewed the following:

         (i) (a) a signed copy of a registration statement on Form S-3 (Registration Statement No. 333-130966) filed by JDRI under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission (the "Commission") on January 11, 2006 and of amendments No. 1 and 2 thereto filed by JDRI with the Commission on March 22, 2006 and April 14, 2006, respectively (Registration Statement

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     No. 333-130966 and amendments No. 1 and 2 thereto, at the time the
     Registration Statement No. 333-130966 became effective, being hereinafter collectively referred to as the "Registration Statement"), (b) copies of the prospectus dated June 12, 2006 forming part of the Registration Statement (the "Base Prospectus") as supplemented by the preliminary prospectus supplement dated June 12, 2006 (the "Preliminary Prospectus Supplement" and together with the Base Prospectus, the "Preliminary Prospectus") and the Final Term Sheet dated June 13, 2006 relating to the Notes, filed as an Issuer Free Writing Prospectus (collectively, the "General Disclosure Package"); and (c) copies of the prospectus supplement dated June 13, 2006 relating to the Notes (together with the Base Prospectus collectively referred to as the "Prospectus"). A member of the staff of the Commission has advised us that the Registration Statement became effective under the 1933 Act on April 28, 2006.

         (ii) Originals or copies of such other corporate records of the Relevant Parties and JDCC, certificates of public officials and of officers of the Relevant Parties and JDCC and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

         In our review of the Opinion Documents and other documents, we have assumed:

         (A) The genuineness of all signatures.

         (B) The authenticity of the originals of the documents submitted to us.

         (C) The conformity to authentic originals of any documents submitted to us as copies.

         (D) As to matters of fact, the truthfulness of the representations made in the Underwriting Agreement and the other Opinion Documents and in certificates of public officials and officers of the Relevant Parties and JDCC.

         (E) That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Relevant Parties and JDCC, enforceable against each such party in accordance with its terms.

         (F) That:

              (1) Each of the Relevant Parties is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

              (2) Each of the Relevant Parties has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents to which it is a party.

              (3) The execution, delivery and performance by each of the Relevant Parties of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

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                  (a)  except with respect to JDRI, contravene its respective certificate or articles of incorporation, bylaws or other organizational documents;

                  (b) except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

                  (c) result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

              (4) Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by any Relevant Party of any Opinion Document to which it is a party or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

         (G) That the Notes have been duly authenticated by the Indenture Trustee in the manner described in its certificates required to be delivered to the Underwriters today.

         We have not independently established the validity of the foregoing assumptions.

         "Generally Applicable Law" means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Relevant Party, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term "Generally Applicable Law" does not include any law, rule or regulation that is applicable to the Relevant Parties, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

         Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Notes, when authenticated by the Indenture Trustee in accordance with the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Trust, entitled to the benefits of the Indenture and enforceable in accordance with their terms.

         Our opinion expressed above is subject to the following qualifications:

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         (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally (including without limitation all laws relating to fraudulent transfers).

         (b) Our opinion is also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

         (c) Our opinion is limited to Generally Applicable Law.

         This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

         We hereby consent to the filing of this opinion as an Exhibit to the Report on Form 8-K dated the date hereof relating to the Trust and to the use of our name under the heading "Legal Opinions" in the Preliminary Prospectus and the Prospectus.


                                                 Very truly yours,

                                                 /s/ Shearman & Sterling LLP



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